EXHIBIT 18.1

PREFERABILITY LETTER

April 28, 2003

Board of Directors

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2003 and issued our report thereon dated April 28, 2003. Note 5 to the financial statements describes a change in applying the LIFO accounting method for certain store inventories from the retail method to the cost method. It should be understood that the preferability of one acceptable method of accounting over another for inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio